Exhibit 99.1

FOR IMMEDIATE RELEASE:

China Sun Group Subsidiary Wins Two Contracts Valued at $16.2 Million in Annual Revenue

LIAONING PROVINCE, China, September 24, 2008: China Sun Group High-Tech Co. ("China Sun Group") (OTCBB: CSGH) announced today that its wholly-owned subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), which has the second largest cobalt series production capacity in the People's Republic of China (“PRC”), has entered into two separate one-year purchase and sales agreements with Shenzhen Haoran Battery Co., Ltd. (“Haoran Battery”).

Under the terms of the first contact, DLX will supply Haoran Battery with 20 tons of lithium cobalt oxide per month beginning in November 2008. Based on the current market price of lithium cobalt oxide at USD $58,823.50 per ton (400,000 Yuan/ton), which may be adjusted subject to market conditions, DLX expects to generate sales of approximately $1,176,470 per month (8,000,000 Yuan/month) or approximately $14.1 Million per year (96,000,000 Yuan/year).

Under the second contract, DLX has agreed to supply Haoran Battery with 20 tons of lithium manganese oxide. At a current price of $8,823.50/ton (60,000 Yuan/Ton), which may be adjusted based on market conditions, DLX expects to generate sales of USD$176,470/month (1,200,000 Yuan/month) or approximately USD$2.1 Million per year (14,400,000 Yuan/year).

“Haoran Battery is one of the world's leading suppliers of power components used in mobile phones and we are excited to add them to our roster of customers. We are on schedule to begin fulfilling their orders for lithium cobalt oxide and lithium manganese oxide in November 2008.  Combined, the contracts with Haoran Battery are expected to add an annual revenue of $16.2 million,” said Bin Wang, Chief Executive Officer of the China Sun Group.

About China Sun Group

China Sun Group High-Tech Co. produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd. (DLX), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/Demo_en.asp.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

Contact:
      China Sun Group
      Thomas Yang
      Assistant to the President
      Tel: 917-432-9350 (U.S.) or
      86 411 8289-7752 (China)
      Fax: 86 411 8289-2739
      e-mail: yang_xianfu@yahoo.com.cn

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